Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 6, 2008

Pricing Supplement No. 2008 – MTNDD348 Dated                    , 2008

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Equity Linked Notes Based Upon a Basket of the MSCI EAFE Index®, the Russell 2000® Index and the iShares MSCI Emerging Markets Index Fund® Due , 2013 $1,000 per Note

•	We will not make any payments on the Notes prior to maturity.

•

The Notes are based upon a basket, which we refer to as the basket, which tracks the price movements of two equity indices and one fund: the MSCI EAFE Index®, Russell 2000® Index, and the iShares MSCI Emerging Markets Index Fundsm.

•

You will receive at maturity for each Note you hold a maturity payment based on the value of the basket during the term of the Notes, which may be greater than, equal to, or less than your initial investment.

•

If the closing value of the basket on the third index business day before maturity (which we refer to as the ending value of the basket) is greater than or equal to its closing value on the date on which the notes are priced for initial sale to the public (which we refer to as the starting value), the maturity payment will equal the $1,000 principal amount per Note plus approximately 166% to 170% (to be determined on the date the Notes are priced for initial sale to the public, which we refer to as the pricing date) of the basket’s percentage appreciation.

•

If the ending value of the Basket is less than its starting value, the maturity payment will equal the $1,000 principal amount per Note plus an amount (which will be negative) equal to the product of (i) $1,000 and (ii) the basket’s percentage depreciation, and will be less than your initial investment in the Notes and may be zero.

•	The Notes are not principal-protected. At maturity you could receive an amount less than your initial investment in the Notes.

•	We will not apply to list the Notes on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-9.

“MSCI EAFE Index®,” “Morgan Stanley Capital International” and “the MSCI Indexes” are service marks of Morgan Stanley Capital International, Inc. (MSCI). These trademarks and service marks have been licensed for use for certain purposes by Citigroup Funding Inc. or its affiliates. “iShares®” is a trademark of Barclays Global Investors, N.A. and has been licensed for use by Citigroup Global Markets. The Notes have not been passed on by Barclays Global Investors. The Notes are not sponsored, endorsed, sold or promoted by Barclays Global Investors and Barclays Global Investors does not make any warranties or bear any liability with respect to the Notes. “Russell 2000®” is a trademark of the Russell Investment Group (“Russell”) and has been licensed for use by Citigroup Funding, Inc. The Notes have not been passed on by Russell as to their legality or suitability. The Notes are not sponsored, endorsed, sold or promoted by Russell and Russell makes no warranties and bears no liability with respect to the Notes. These service marks have been licensed for use for certain purposes by Citigroup Funding Inc. The Notes have not been passed on by Morgan Stanley Capital International, Inc., Russell Investment Group, or Barclays Global Investors. The Notes are not sponsored, endorsed, sold or promoted by Morgan Stanley Capital International, Inc., Russell Investment Group, or Barclays Global Investors and none of the above makes any warranties or bears any liability with respect to the Index Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$1,000.00	$
Agent’s Discount	$30.000	$
Proceeds to Citigroup Funding Inc.	$970.000	$

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the agent of the sale of the notes, will purchase the notes from Citigroup Funding at a price of US$1,000 per note and expects to sell the notes to the public, directly or through certain dealers, in one or more transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive a concession of not more than US$30.00 for each US$1,000 note they sell. Registered Representatives employed by Citigroup Global Markets Inc, will receive a fixed sales commission of US$30.00 for each US$1,000 note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution” in this pricing supplement for more information.

We expect that delivery of the notes will be made against payment therefor on or about                     , 2008. Because the notes will not settle in T-3, purchasers who wish trade on the pricing date or the next business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

What Are the Notes?

The notes are equity linked investments that offer a potential return at maturity based on an enhanced upside participation. The notes are not principal protected and do not pay periodic interest or any other payments prior to maturity.

The return on the notes, if any, and the maturity payment are linked to the value of the basket, which consists of two equity sub-indices and one exchange-traded fund: the MSCI EAFE Index, the Russell 2000 Index and the iShares MSCI Emerging Markets Fund. At maturity you will receive a payment in cash based on the percentage change in the value of the basket during the term of the notes. We refer to the change in the value of the Basket from the pricing date to the closing value on the third index business day before maturity, expressed as a percentage, as the basket return. If the basket return is positive, you will receive a maturity payment based upon the basket return and an upside participation rate that is expected to be approximately 166% to 170% (to be determined on the pricing date). If the basket return is zero, the maturity payment will be limited to the amount of your initial investment. If the basket return is negative at maturity, you will receive a maturity payment equal to the product of (i) $1,000 and (ii) the basket return amount, and the maturity payment will be less than the amount of your initial investment and could be zero.

The notes mature on                     , 2013 and do not provide for earlier redemption. The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc., and as a result of the guarantee any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment at maturity is not guaranteed.

Each note represents a principal amount of $1,000. You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest or Dividend Payments on the Notes?

We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the sub-indices or the shares of the fund comprising the basket.

What Will I Receive at Maturity of the Notes?

At maturity you will receive for each note an amount in cash equal to $1,000 plus a basket return amount, which may be positive or negative. Because the basket return amount may be negative, the maturity payment could be less than the $1,000 principal amount per note and could be zero.

How Will the Basket Return Amount Be Determined?

The basket return amount will be based on the basket return of the Basket. The basket return, which is presented in this pricing supplement as a percentage, will equal the following fraction:

Ending Value – Starting Value

Starting Value

The starting value of the Basket will be set to equal 100 on the pricing date.

The ending value will equal the closing value of the Basket on the third index business day before the maturity date.

The calculation of the basket return amount depends on whether the basket return is positive or negative:

•	If the basket return is positive, the basket return amount will equal:

$1,000 × Basket Return × Upside Participation Rate

The upside participation rate is expected to be approximately 166% to 170% (to be determined on the pricing date).

•	If the basket return is negative, the basket return amount will equal:

$1,000 × Basket Return

Thus, in such case, the basket return amount will be negative and the maturity payment will be less than $1,000 per note and could be zero.

•	If the basket return is zero, the maturity payment will be limited to the amount of your initial investment.

For more specific information about the basket return amount, the basket return, the determination of an index business day and the effect of a market disruption event on the determination of the basket return amount and the basket return, please see “Description of the Notes—Basket Return Amount” in this pricing supplement.

Is There a Possibility of Loss of Capital?

If the ending value of the basket is less than its starting value, at maturity you will receive less than the original principal amount of the notes. This will be true even if the closing value of the basket exceeded its starting value at one or more times over the term of the notes. Even if the ending value of the basket is greater than its starting value, the total yield on the notes may be less than that which would be payable on a conventional fixed-rate, debt security of Citigroup Funding Inc. of comparable maturity. You should refer to “Risk Factors—The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples setting forth hypothetical maturity payments, see “Description of the Notes—Maturity Payments—Hypothetical Examples” in this pricing supplement.

Who Determines the Value of the Basket and What Does it Measure?

The value of the basket will be calculated by Citigroup Funding and represents the weighted returns of two equity indices and one exchange-traded fund from the pricing date through the valuation date: the MSCI EAFE Index, the Russell 2000 Index and the iShares MSCI Emerging Markets Index Fund. Each of the basket components is described in more detail below.

Each of the indices and fund will be initially weighted as set forth below based on the value of each of the basket components on the pricing date, as determined by the calculation agent, to achieve a starting value of 100 for the basket on that date:

Basket Component	Percentage of Basket	Initial Value	Basket Multiplier
MSCI EAFE Index	60%
Russell 2000 Index	25%
iShares MSCI Emerging Markets Index Fund	15%

Citigroup Funding will calculate the basket multiplier for each of the basket components equal to each component’s respective weight in the basket divided by the closing value of such index or exchange-traded fund on the pricing date. The value of the basket on any index business day will equal the sum of (a) the closing value of the MSCI EAFE Index on that day multiplied by the applicable basket multiplier, (b) the closing value of the Russell 2000 Index on that day multiplied by the applicable basket multiplier, and (c) the closing price of the shares of the iShares Emerging Markets Index Fund on that day multiplied by the applicable basket multiplier. For further information on the basket, including its makeup and method of calculation, see “Description of the Basket” in this pricing supplement.

The value of the basket will not be published on any exchange.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks included in the sub-indices or shares of the fund comprising the basket.

Who Publishes the MSCI EAFE Index and What Does It Measure?

Unless otherwise stated, all information on the MSCI EAFE Index provided in this pricing supplement is derived from MSCI or other publicly available sources. The MSCI EAFE Index is published by MSCI and is a benchmark that measures international equity performance. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. It currently comprises 21 MSCI country indices, representing the developed markets outside of North America: Europe, Australasia and the Far East. MSCI aims to include in its international indices 85% of the free float-adjusted market capitalization in each industry group, within each country. The identity and country weight of the five largest countries represented in the MSCI EAFE Index as of December 30, 2006 were as follows: United Kingdom (23.69%), Japan (22.39%), France (9.54%), Germany (7.34%) and Switzerland (6.8%). Current information regarding the market value of the MSCI EAFE Index is published daily by MSCI and through multiple vendors and in real time every 60 seconds through Reuters and Bloomberg.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks included in the MSCI EAFE Index.

How Has the MSCI EAFE Index Performed Historically?

We have provided tables showing the closing value of the MSCI EAFE Index on the last index business day of each month from January 2003 to September 2008, as well as a graph showing the daily closing values of the MSCI EAFE Index every index business day of each month from January 2, 2003 through September 29, 2008. You can find this table and the graph in the section “Description of the MSCI EAFE Index—Historical Data on the MSCI EAFE Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the MSCI EAFE Index in recent years. However, past performance is not indicative of how the MSCI EAFE Index will perform in the future. For further information on the MSCI EAFE Index, including its makeup, method of calculation and changes in its components, see “Description of the MSCI EAFE Index” in this pricing supplement.

What is the Russell 2000® Index and What Does It Measure?

Unless otherwise stated, all information on the Russell 2000® Index provided in this pricing supplement is derived from the Russell Investment Group, which we refer to as Russell, or other publicly available sources. The Russell 2000® Index is published by Russell and is intended to provide a comprehensive and unbiased barometer of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap equities. The Russell 2000® Index includes the smallest 2000 securities, according to market capitalization, in the Russell 3000E™ Index. As of September 30, 2008, the largest five sectors represented by the Russell 2000® Index were Financial Services, Consumer Discretionary and Services, Health Care, Technology, and Materials and Processing. For further information on the Russell 2000® Index, including its makeup, method of calculation and changes in its components, see “Description of the Russell 2000® Index” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Russell 2000® Index.

How Has the Russell 2000® Index Performed Historically?

We have provided a table showing the closing value of the Russell 2000® Index on the last index business day of each month in the period from January 2003 to September 2008 as well as a graph showing the daily closing values of the Russell 2000® Index from January 2, 2003 to September 29, 2008. You can find the table and the graph in the section “Description of Russell 2000® Index — Historical Data on the Russell 2000® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the Underlying Index in recent years. However, past performance is not indicative of how the Underlying Index will perform in the future. You should also refer to the section “Risk Factors — The Historical Performance of the Underlying Index Is Not an Indication of the Future Performance of the Underlying Index” in this pricing supplement.

What Is the iShares® MSCI Emerging Markets Index Fund?

Each fund share represents a beneficial interest in the iShares® MSCI Emerging Markets Index Fund (which we also refer to as the fund), which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed as an equity benchmark for international stock performance. It is designed to measure equity market performance in the global emerging markets. As of June 30, 2008, the fund’s holdings by country, with such country holding expressed as a percentage of total Fund holdings in parentheses, were: Brazil (16.40%), China (11.99%), South Korea (11.95%), the Russian Federation (10.62%), Taiwan (9.94%), South Africa (7.45%), Mexico (5.56%), India (5.26%), Israel (3.71%), Chile (2.36%), the Czech Republic (2.32%), Thailand (1.95%), Hong Kong (1.88%), Indonesia (1.81%), Hungary (1.45%), Argentina (0.98%), the Philippines (0.87%), Turkey (0.81%), Egypt (0.81%), Malaysia (0.56%), Peru (0.51%), the United States (0.34%) and Colombia (0.10%). As of June 30, 2008, the fund’s five largest holdings were OAO Gazprom (REG S ADR), Samsung Electronics (GDR REG S 144A), Petroleo Brasileiro S.A. (ADR), Taiwan Semiconductor (SP ADR) and Posco (ADR).

The fund uses a “Representative Sampling” strategy to try to track the MSCI Emerging Markets Index, which means it invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The fund’s top portfolio holdings can be found on the iShares® website. The fund does not fully replicate the MSCI Emerging Markets Index and may hold securities not included in the MSCI Emerging Markets Index. Therefore, the fund is subject to management risk. Management risk is the risk that the fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. See “Risk Factors—The Closing Price of the Index Fund Shares May Not Completely Track the Value of the MSCI Emerging Markets Index.” Additionally, the MSCI Emerging Markets Index includes securities that trade on different international stock markets and in different local currencies while the fund shares trade in U.S. dollars on the New York Stock Exchange under the symbol “EEM.”

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the fund shares or the stocks of the companies included in the MSCI Emerging Markets Index.

Additional information on the fund, including its makeup, method of calculation and changes in its components, is included in this pricing supplement under “Description of the iShares® MSCI Emerging Markets Index Fund.” All such disclosures in this pricing supplement on the fund are derived from publicly available information. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the fund shares or the securities of the companies included in the fund.

What Is the MSCI Emerging Markets Index and What Does It Measure?

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It was launched on April 7, 2003 at an initial price of $33.33. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of June 30, 2008 were as follows: Financials (21.56%), Energy (17.27%), Materials (15.72%), Information Technology (13.61%) and Telecommunication Services (12.07%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the MSCI Emerging Markets Index.

How Have the iShares® MSCI Emerging Markets Index Fund Shares Performed Historically?

We have provided a graph showing the daily closing prices of the fund shares, as reported on the American Stock Exchange from April 11, 2003 through February 15, 2007, the New York Stock Exchange from February 16, 2007 through December 6, 2007, and NYSE Arca from December 6, 2007 through September 30, 2008 and a table showing the monthly high and low closing prices for the fund shares and dividends paid on such shares for each quarter since the first quarter of 2003. You can find this graph and this table in the section “Historical Data on the Fund Shares” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the fund shares in recent years. However, past performance is not indicative of how the fund shares will perform in the future. You should also refer to the section “Risk Factors — The Historical Performance of the Fund Shares Is Not an Indication of the Future Performance of the Fund Shares” in this pricing supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a note as a cash-settled prepaid forward contract, subject to a floor, on the value of the basket on the valuation date, pursuant to which forward contract, at maturity you will receive the cash value of the basket subject to certain adjustments. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your obligation under the note. Under this treatment, at maturity or upon the sale or other taxable disposition of a note, you will generally have capital gain or loss equal to the difference between the cash you receive and your adjusted tax basis in the Notes. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. Although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that some or all of your investment in the Notes is likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to you. In addition, the IRS and U.S. Treasury Department have requested public comments on a comprehensive set of tax policy issues (including timing and character) related to financial instruments similar to Notes. Finally, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Any capital gain realized upon maturity, sale or other disposition of the Notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the Notes Be Listed on a Stock Exchange?

The Notes will not be listed on any securities exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding Inc. is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding Inc. and Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the agent for the offering and sale of the Notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the Notes to create a secondary market for holders of the Notes, and may engage in other activities described in the sections “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the Notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the Notes.

Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks included in the sub-indices or the shares of the fund comprising the basket or in other instruments, such as options, swaps or futures, based upon the basket, the sub-indices or shares of the fund comprising the basket or the stocks included in the sub-indices or fund comprising the basket. This hedging activity could affect the value of the basket and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the Notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the Notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the change in the value of the basket after the pricing date up to and including the third index business day before the maturity date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the basket and other events that are difficult to predict and beyond our control.

Your Investment in the Notes May Result in a Loss if the Value of the Basket Declines

The amount of the maturity payment will depend on the closing value of the basket on the pricing date and on the third index business day before maturity. If the ending value of the basket is less than its starting value, the value of your maturity payment for each note will be less than the price paid for each note, and could be zero, in which case your investment in the notes will result in a loss. This will be true even if the closing value of the basket exceeds its starting value at one or more times during the term of the notes.

You Will Not Receive Any Periodic Payments on the Notes

You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the sub-indices or the shares of the fund comprising the basket.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The Notes do not pay any interest. As a result, if the ending value of the basket is less than          (an increase of approximately     % from its starting value), the yield on the notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding Inc. of comparable maturity.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of the basket and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Value of the Basket. We expect that the market value of the notes will depend substantially on the amount, if any, by which the value of the basket changes from the starting value of 100. However, changes in the value of the notes may not always be reflected in full or in part, in the market value of the notes. If you choose to sell your notes when the value of the basket exceeds the starting value, you may receive substantially less than the amount that would be payable at maturity because of expectations that the value of the basket will continue to fluctuate from that time to the third index business day before maturity. If you choose to sell your notes when the value of the basket is below the starting value, you will likely receive less than the amount you originally invested.

Trading prices of the stocks included in the sub-indices or the shares of the fund comprising the basket will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which such stocks are traded, and by various circumstances that can influence the values of such stocks in a specific market segment of a particular stock. Citigroup Funding Inc.’s hedging activities in the stocks included in the sub-indices comprising the basket, the issuance of securities similar to the Notes and other trading activities by Citigroup Funding Inc., its affiliates and other market participants can also affect the price of the stocks included in the sub-indices and fund comprising the basket.

Volatility of the Basket. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the basket changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Companies Included in the Sub-Indices Comprising the Basket and the Index Upon Which the Fund is Based. General economic conditions and earnings results of the companies whose stocks are included in the sub-indices and fund comprising the basket and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, we expect that the market value of the notes may decrease because the sub-indices comprising the basket do not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, we expect that the market value of the Notes may increase.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Basket the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the value of the Basket during the period prior to the maturity of the Notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the Notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more of the stocks included in the sub-indices or the stocks of the fund comprising the basket or in other instruments, such as options, swaps or futures, based upon the basket, the sub-indices or the stocks in the fund comprising basket or the stocks included in the sub-indices or fund comprising the basket. This hedging activity could affect the value of the basket and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the Notes attributable to another factor.

The Notes Are Subject to Currency Exchange Rate Risks

Because the closing price of the fund shares generally reflects the U.S. dollar value of the securities represented in the MSCI EAFE Index and MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the securities or underlying securities represented in the MSCI EAFE Index or MSCI Emerging Markets Index trade. An investor’s net exposure will depend on the extent to which relevant currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against relevant currencies, the price or value of the index or fund shares, as applicable, will be adversely affected and the amount you receive at maturity or the market value upon sale prior to maturity may be reduced.

Foreign Jurisdictions

You should be aware that investments in securities, such as the notes, that are indexed to the value of foreign equity securities involve certain risks, any of which can affect the value of these securities and the value of the MSCI EAFE Index, the Russell 2000 Index and the iShares MSCI Emerging Markets Fund and the Notes.

The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets; cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets; there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the stocks included in the sub-indices or fund comprising the basket are traded may have adopted certain measures intended to prevent extreme fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the MSCI EAFE Index, the Russell 2000 Index and the iShares MSCI Emerging Markets Fund may be limited by price limitations on, suspensions of trading of, individual stocks included in the sub-indices or fund comprising the basket, which may, in turn, adversely affect the value of the notes or result in the occurrence of a market disruption event.

Prices of the stocks included in the sub-indices or fund comprising the basket are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Historical Performance of the Sub-indices or Fund Comprising the Basket Is Not an Indication of the Future Performance of these Sub-Indices or Shares of the Fund or the Basket

The historical performance of each of the sub-indices or the shares of the fund comprising the basket, which are included in this pricing supplement, should not be taken as an indication of the future performance of these sub-indices or the shares of the fund or the basket during the term of the notes. Changes in the value of any of the sub-indices or shares of the fund and thus, the basket will affect the trading price of the notes, but it is impossible to predict whether the value of these indices or shares of the fund will fall or rise.

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the Sub-Indices or Fund Comprising the Basket

Your return on the notes will not reflect the return you would realize if you actually owned the stocks included in the sub-indices or fund comprising the basket because Russell calculates the Russell 2000 Index, and MSCI calculates the MSCI EAFE and iShares MSCI Emerging Markets Index Fund, by reference to the prices of the stocks included in these indices without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the notes may be less than the return you would realize if you actually owned the stocks included in the sub-indices or fund comprising the basket even if the ending value of the basket is greater than its starting value.

You May Not Be Able To Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Included in the Sub-indices or fund Comprising the Basket or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.

Citigroup Funding Inc.’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the stocks included in the sub-indices or fund comprising the basket or derivative instruments relating to such stocks or the sub-indices or fund for their own accounts in connection with their normal business practices. These transactions could affect the value of the stocks included in the sub-indices or fund comprising the basket and therefore the market value of the notes.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding Inc. and Citigroup Inc., Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks included in the sub-indices or fund comprising the basket or in other instruments, such as options, swaps or futures, based upon the basket, the sub-indices or fund comprising the basket or the stocks included in the sub-indices or fund comprising the basket. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the basket and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. It is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to recharacterize any gains realized in respect of the Notes. Although the matter is not clear, it is possible that a portion of long-term capital gains, if any, realized by you in respect of the Notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Equity Linked Notes Based Upon a Basket of the MSCI EAFE Index, the Russell 2000 Index and the iShares Emerging MSCI Emerging Markets Index Fund offers a potential return at maturity based on an enhanced upside participation.

The return on the Notes, if any, and the maturity payment are linked to the value of the Basket, which consists of three components: the MSCI EAFE Index, the Russell 2000 Index, and the iShares MSCI Emerging Markets Index Fund. At maturity you will receive a payment in cash based on the value of the Basket during the term of the Notes. We refer to the change in the value of the Basket from the Pricing Date and the Valuation Date, expressed as a percentage, as the Basket Return. If the Basket Return is positive at maturity, you will receive a maturity payment based upon the Basket Return and an Upside Participation Rate that is expected to be approximately 166% to 170% (to be determined on the Pricing Date). If the Basket Return is zero at maturity, your maturity payment will be limited to the amount of your initial investment. If the Basket Return is negative on the Valuation Date, the maturity payment will be less than the amount of your initial investment and could be zero.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc.. The aggregate principal amount of Notes issued will be              (             Notes). The Notes will mature on                     , 2013. The Notes will constitute part of the senior debt of Citigroup Funding Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes at maturity is not guaranteed. The Notes will be issued only in fully registered form and in denominations of $1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest or any other payments on the Notes until maturity. You will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the sub-indices or fund comprising the Basket.

Payment at Maturity

The Notes will mature on                     , 2013. At maturity you will receive for each Note an amount in cash equal to $1,000 plus a Basket Return Amount, which may be positive or negative. Because the Basket Return Amount may be negative, the maturity payment could be less than the $1,000 principal amount per Notes and could be zero.

Basket Return Amount

The Basket Return Amount will be based on the Basket Return of the Basket. The Basket Return, which is presented in this pricing supplement as a percentage, will equal the following fraction:

Ending Value – Starting Value

Starting Value

The Starting Value will be set to equal 100 on the Pricing Date.

The Pricing Date means the date on which the Notes are priced for initial sale to the public.

The Ending Value will equal the closing value of the Basket on the Valuation Date.

The Valuation Date means the third Index Business Day before the Maturity Date.

The calculation of the Basket Return Amount will depend on whether the Basket Return is positive, zero or negative:

•	If the Basket Return is positive, the Basket Return Amount will equal:

$1,000 × Basket Return × Upside Participation Rate

The upside Participation Rate is expected to be approximately 166% to 170% (to be determined on the Pricing Date).

•	If the Basket Return is negative, the Basket Return Amount will equal:

$1,000 × Basket Return

Thus, in such case, the Basket Return Amount will be negative and the maturity payment will be less than $1,000 per Notes and could be zero.

•	If the Basket Return is zero, the maturity payment will be limited to the amount of your initial investment.

If no closing value of the Basket is available on the Valuation Date because of a Market Disruption Event or otherwise, the value of the Basket for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Basket obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Basket by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the day prior to the Maturity Date.

An Index Business Day means a day, as determined by the calculation agent, on which the Basket or any successor index is calculated and published and on which securities comprising more than 80% of the value of any of the sub-indices or fund comprising the Basket on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the sub-indices or the shares of the fund comprising the Basket. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

A Market Disruption Event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of any of the sub-indices or the shares of the fund comprising the Basket or any successor indices, (b) any option or futures contracts, or any options on such futures contracts relating to the sub-indices or shares of the fund comprising the Basket or any successor indices, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of any of the sub-indices or shares of the fund comprising the Basket or any successor indices on any exchange or market if, in each case, in the determination of the calculation agent, any suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the sub-indices or the shares of the fund comprising the Basket is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the sub-indices or the shares of the fund comprising the Basket will be based on a comparison of the portion of the value of the sub-indices or the shares of the fund comprising the Basket attributable to that security relative to the overall value of the sub-indices or fund comprising the Basket, in each case immediately before that suspension or limitation.

What You Could Receive at Maturity—Hypothetical Examples

The examples below show hypothetical maturity payments on the Notes for a range of Ending Values of the Basket. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different closing values of the Basket on the amount you will receive in respect of the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $1,000 per Note

•	Starting Value: 100.00

•	Upside Participation Rate: 168.0%

•	Maturity: 5 years

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive at maturity will depend on whether the Ending Value of the Basket is less than its Starting Value, causing you to receive less than $1,000 per Note.

Hypothetical Ending Value of the Basket	Hypothetical Price Return (%) on Basket	Hypothetical Return on the Notes	Hypothetical Per Annum Return on the Notes[2]	Hypothetical Maturity Payment per Note ($)
50.00	-50.00%	-50.00%	-10.00%	500.00
55.00	-45.00%	-45.00%	-9.00%	550.00
60.00	-40.00%	-40.00%	-8.00%	600.00
65.00	-35.00%	-35.00%	-7.00%	650.00
70.00	-30.00%	-30.00%	-6.00%	700.00
75.00	-25.00%	-25.00%	-5.00%	750.00
80.00	-20.00%	-20.00%	-4.00%	800.00
85.00	-15.00%	-15.00%	-3.00%	850.00
90.00	-10.00%	-10.00%	-2.00%	900.00
95.00	-5.00%	-5.00%	-1.00%	950.00
100.00	0.00%	0.00%	0.00%	1,000.00
110.00	10.00%	16.80%	3.36%	1,168.00
120.00	20.00%	33.60%	6.72%	1,336.00
130.00	30.00%	50.40%	10.08%	1,504.00
140.00	40.00%	67.20%	13.44%	1,672.00
150.00	50.00%	84.00%	16.80%	1,840.00
160.00	60.00%	100.80%	20.16%	2,008.00
170.00	70.00%	117.60%	23.52%	2,176.00
180.00	80.00%	134.40%	26.88%	2,344.00
190.00	90.00%	151.20%	30.24%	2,512.00
200.00	100.00%	168.00%	33.60%	2,680.00

1.	If the notes are purchased or sold in the secondary market, the hypothetical returns of the table will not apply.

2.	Per annum figures calculated on a simple interest basis.

Discontinuance of Any Basket Component

If MSCI discontinues publication of the MSCI EAFE Index, Russell discontinues publication of the Russell 2000 Index or MSCI discontinues publication of the iShares MSCI Emerging Markets Index Fund or if any of them or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the MSCI EAFE Index, the Russell 2000 Index, or the iShares MSCI Emerging Index Fund, then the value of the MSCI EAFE Index, the Russell 2000 Index, or the iShares MSCI Emerging Index Fund will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

If MSCI discontinues publication of the MSCI EAFE Index, Russell discontinues publication of the Russell 2000 Index or MSCI discontinues publication of the iShares MSCI Emerging Markets Index Fund and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the Basket, Russell discontinues publication of the Russell 2000 Index or MSCI discontinues publication of the iShares MSCI Emerging Markets Index Fund, the value to be substituted for the basket or the relevant index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the basket or the relevant index prior to any such discontinuance.

If MSCI discontinues publication of the MSCI EAFE Index, Russell discontinues publication of the Russell 2000 Index or MSCI discontinues publication of the iShares MSCI Emerging Markets Index Fund prior to the determination of the Basket Return Amount and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Basket Return Amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the value of the basket or the relevant index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of any sub-index may adversely affect trading in the Notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the basket or the relevant index as described above, the successor index or value will be substituted for the basket or the relevant index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication any of the MSCI EAFE Index, the Russell 2000 Index or the iShares MSCI Emerging Markets Index Fund may adversely affect the market value of the Notes.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the MSCI EAFE Index, the Russell 2000 Index or the iShares MSCI Emerging Markets Index Fund or a successor index is changed in any material respect, or if the relevant index or a successor index is in any other way modified so that the value of the basket or such index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of the basket or that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the relevant index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the basket or the relevant index or the successor index. Accordingly, if the method of calculating the MSCI EAFE Index, the Russell 2000 Index or the iShares MSCI Emerging Markets Index Fund or the successor index is modified so that the value of the relevant index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Dilution Adjustments

The Starting Price will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Fund, after the Pricing Date,

(1)	pays a share dividend or makes a distribution with respect to the Fund Shares in the form of the Fund Shares (excluding any share dividend or distribution for which the number of the Fund Shares paid or distributed is based on a fixed cash equivalent),

(2)	subdivides or splits the Fund Shares into a greater number of shares,

(3)	combines the Fund Shares into a smaller number of shares, or

(4)	issues by reclassification of the Fund Shares other shares issued by the Fund,

then, in each of these cases, the Starting Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of the Fund Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of such other shares issued by the Fund, and the denominator of which will be the number of the Fund Shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no Fund Shares are outstanding, the Starting Price will be determined by reference to the other shares issued by the Fund in the reclassification. If any adjustment is made to the Starting Price, the determination of the Annual Contingent Coupon Amount will be adjusted. In this case, if the Closing Price of the Fund Shares on every Trading Day from the Pricing Date up to and including the related Contingent Coupon Determination Date is less than or equal to approximately 19% to 22% (to be determined on the Pricing Date) of the adjusted Starting Price, the payment you receive at maturity for each Note you then hold may be greater than $1,000 per Note.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of the Fund Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Fund, and

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Starting Price will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Starting Price and the specified range relevant to the determination of the Annual Interest Payment Amount will be further adjusted to the Starting Price and the specified range which would then have been in effect had adjustment for the event not been made.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Notes, the maturity payment, calculated as though the maturity of the Notes were the date of early repayment. See “—Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding Inc. or Citigroup Inc., the claim of the beneficial owner of the Notes will be capped at the maturity payment, calculated as though the Maturity Date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon (formerly The Bank of New York), as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE BASKET

General

The Basket will be established on the Pricing Date and will be calculated by Citigroup Global Markets, as calculation agent. The Basket represents the value of the following three equity sub-indices or fund: the MSCI EAFE Index, the Russell 2000 Index or the iShares MSCI Emerging Markets Index Fund. The sub-indices or fund track the price return of the broad equity markets in their respective geographic regions. The Starting Value of the Basket will be set to equal 100 on the Pricing Date with each sub-index given the following weights: the MSCI EAFE Index will weigh 60%, the Russell 2000 Index will weigh 25%, and the iShares MSCI Emerging Markets Index Fund will weigh 15%. Each of the sub-indices or fund is described in more detail below. The value of the Basket will not be published on any exchange.

Hypothetical Historical Data on the Basket

The following table sets forth the hypothetical closing values of the Basket on the last business day of each month in the period from April 2003 through September 2008, each calculated as if the Basket had been created on April 30, 2003 with an initial value of 100. The Basket actually will be established on the Pricing Date with a value of 100.

Actual historical closing values of each of the three sub-indices or fund were used to calculate the hypothetical closing values of the Basket. However, these hypothetical closing values should not be taken as an indication of the actual composition of the Basket or the future performance of the Basket or what the market value of the Notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the Basket is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008
January		151.21	171.38	213.70	244.45	246.07
February		154.71	179.10	211.38	243.36	247.20
March		155.22	172.20	218.08	249.57	242.90
April	106.05	148.53	166.69	226.40	258.35	257.07
May	113.93	149.09	169.80	212.77	265.23	261.66
June	116.62	152.78	173.60	212.62	266.30	238.79
July	121.09	146.16	181.78	213.20	260.89	232.72
August	225.44	146.77	183.65	218.24	259.70	225.44
September	128.49	152.39	191.25	218.27	275.01	196.14
October	135.85	156.83	184.24	228.82	290.36
November	139.23	168.89	190.69	236.75	275.11
December	148.06	175.26	197.16	242.94	269.66

The following graph sets forth the hypothetical historical closing values of the Basket on the last index business day of each month, commencing in January 2003 and ending in September 2008, each calculated as if the Basket had been created on January 30, 2003 with an initial value of 100. The hypothetical past movements of the Basket are not indicative of future Basket values.

DESCRIPTION OF THE MSCI EAFE INDEX

General

Unless otherwise stated, we have derived all information regarding the MSCI EAFE Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from MSCI, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI EAFE Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the MSCI EAFE Index.

The MSCI EAFE Index is a benchmark that measures international equity performance. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. It currently comprises 21 MSCI country indices, representing the developed markets outside of North America: Europe, Australasia and the Far East. MSCI aims to include in its international indices 85% of the free float-adjusted market capitalization in each industry group, within each country. The identity and country weight of the five largest countries represented in the MSCI EAFE Index as of December 30, 2006 were as follows: United Kingdom (23.69%), Japan (22.39%), France (9.54%), Germany (7.34%) and Switzerland (6.8%). Current information regarding the market value of the MSCI EAFE Index is published daily by MSCI and through multiple vendors and in real time every 60 seconds through Reuters and Bloomberg.

The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities constituting the MSCI indexes for the 21 selected countries. Each MSCI EAFE component country index is a sampling of equity securities across industry groups in such country’s equity markets. Prices used to calculate the MSCI EAFE component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting MSCI EAFE component country indices and the related MSCI EAFE component securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled MSCI EAFE Index close of each February, May, August and November.

Computation of the MSCI EAFE Index

Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the MSCI EAFE Component Securities for each MSCI EAFE Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’ s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI may add additional MSCI EAFE component country indices to the MSCI EAFE Index or subtract one or more of its current MSCI EAFE component country indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each MSCI EAFE component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each MSCI EAFE component country index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full MSCI EAFE component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full MSCI EAFE component country index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI EAFE component securities from a MSCI EAFE component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to MSCI EAFE component securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for MSCI EAFE component securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for MSCI EAFE component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full MSCI EAFE component country Index review includes a reappraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for MSCI EAFE component securities and non-MSCI EAFE component securities, updating the minimum size guidelines for new and existing MSCI EAFE component securities, as well as changes typically considered for quarterly index reviews. During a full MSCI EAFE component country Index review, securities may be added or deleted from a MSCI EAFE component country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for MSCI EAFE component securities changes during quarterly index reviews as discussed above. The results of the annual full MSCI EAFE component country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the MSCI EAFE component country Indices is reflected in the MSCI EAFE Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Historical Data on the MSCI EAFE Index

The following table sets forth the value of the MSCI EAFE Index at the end of each month in the period from January 2003 through September 2008. These historical data on the MSCI EAFE Index are not indicative of the future performance of the MSCI EAFE Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the MSCI EAFE Index during any period set forth below is not an indication that the MSCI EAFE Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	912.39	1306.43	1486.97	1782.57	2087.68	2044.11
February	889.82	1334.96	1548.6	1776.42	2102.26	2070.06
March	868.55	1337.07	1503.85	1827.65	2147.51	2038.62
April	950.03	1302.92	1462.87	1910.15	2235.4	2139.53
May	1003.78	1302.04	1457.36	1826.73	2263.21	2145.47
June	1025.74	1327.97	1473.72	1822.88	2262.24	1967.19
July	1049.47	1283.96	1518.15	1839.66	2227.5	1902.74
August	1072.14	1286.26	1552.51	1885.49	2187.29	1821.06
September	1103.39	1318.03	1618.84	1885.26	2300.38	1588.97
October	1171.47	1362.19	1570.83	1957.64	2388.74
November	1195.82	1452.59	1606.14	2012.31	2306.29
December	1288.77	1515.48	1680.13	2074.48	2253.36

Historical Graph

The following graph illustrates the historical performance of the MSCI EAFE Index based on the daily closing values from January 2, 2003 through September October3, 2008. Past values of the MSCI EAFE Index are not indicative of future MSCI EAFE Index values.

The closing value of the MSCI EAFE Index on October 3, 2008 was 1545.35.

License Agreement

MSCI and Citigroup Global Markets Inc., Citigroup Funding’s affiliate, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc., in exchange for a fee, of the right to use the MSCI EAFE Index in connection with certain securities, including the Notes. We are required to include the following legend below.

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATE AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES (LICENSEE). NEITHER MSCI, ANY OF ITS AFFILIATE NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER

MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING OF ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUES OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

DESCRIPTION OF THE RUSSELL 2000® INDEX

General

Unless otherwise stated, all information on the Russell 2000® Index provided in this Pricing Supplement is derived from the Russell Investment Group (“Russell”) or other publicly available sources. The Russell 2000® Index is published by Russell and is intended to provide a comprehensive and unbiased barometer of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap equities. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the smallest 2000 securities, according to market capitalization, in the Russell 3000E™ Index.

As of August 31, 2008, the largest five sectors represented by the Russell 2000® Index were Financial Services, Consumer Discretionary and Services, Technology, Health Care and Materials and Processing. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the Russell 2000® Index

Companies incorporated in the United States are eligible for inclusion in the Russell Indexes. Additionally, beginning with the reconstitution that took place on June 23, 2007, companies incorporated in select international regions including Bahamas, Bermuda and the Cayman Islands, are also eligible for inclusion if such companies meet at least ONE of the following criteria: 1) the headquarters is in the United States or 2) the headquarters is in the international region and the primary exchange for local shares of the company is in the United States. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights are excluded. American Depository Receipts, trust receipts, royalty trusts, limited liability companies, OTC companies, bulletin board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges are also ineligible for inclusion. Real Estate Investment Trusts are, however, eligible for inclusion. Generally, only one class of securities of a company is allowed in the Index, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution, if it is still trading below $1.00. In order to be included in the Russell Indexes’ annual reconstitution, a stock must be listed on May 31 and Russell must have access to documentation verifying the company’s eligibility for inclusion. IPOs will be considered for inclusion quarterly.

The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares, or shares assumed to be available for trading. Based on closing values on May 31 of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. IPO eligibility is determined quarterly. Generally, as of the last Friday of June of each year, the Russell 2000® Index is adjusted to reflect the reconstitution market value for that year.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•	Corporate cross-owned shares — when shares of a company in one of the Russell Indexes are held by another company also in one of the Russell Indexes. All shares in this class will be adjusted;

•

Large private and corporate shares — shares held by another listed company or private individuals, if the amount of shares so held is greater than 10% of outstanding shares but does not preclude institutional holdings by investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange; and

•	IPO lock-ups — shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the relevant Russell Index.

Once the market capitalization for each security is determined using total shares and price (as described above), each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes the stock of companies 1001 through 3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

The following summarizes selected types of maintenance adjustments to which the Russell 2000® Index is subject. A full description of all corporate action driven change to the Russell Indexes can be found on Russell’s website.

•

“No Replacement” Rule — Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

•	Rules for Deletions —

•

Acquired or Reorganized Stock — Adjustments to the Russell 2000® Index will be made on the effective date of an acquisition or reorganization of a corporation whose stock is included in the Russell 2000® Index. If both companies involved are included in the Russell 3000E™ Index, the acquired company is deleted and that company’s market capitalization is moved to the acquiring stock according to the merger terms. Special rules apply if only one of the companies involved is included in the Russell 3000E™ Index.

•	Re-incorporated or Delisted Stock — Companies re-incorporating to another country or delisting their stock will be removed on the day of re-incorporation or delisting.

•	Rule for Additions —

•

Spin-offs — Spin-off companies are added to the parent company’s Russell index and capitalization tier of membership, if the spin-off company is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

•	Initial Public Offerings — Eligible IPO’s are added to the Russell Indexes each quarter.

Historical Data on the Russell 2000 Index

The following table sets forth the value of the Russell 2000 Index at the end of each month in the period from January 2003 through September 2008. These historical data on the Russell 2000 Index are not indicative of the future performance of the Russell 2000 Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Russell 2000 Index during any period set forth below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	360.52	580.76	624.02	733.20	800.34	713.30
February	364.54	585.56	634.06	730.64	793.30	686.18
March	398.68	590.31	615.07	765.14	800.71	687.97
April	441.00	559.8	579.38	764.54	814.57	716.18
May	448.37	568.28	616.71	721.01	847.18	748.28
June	476.02	591.52	639.66	724.67	833.70	689.66
July	497.42	551.29	679.75	700.56	776.12	714.52
August	487.68	547.93	666.51	720.53	792.86	739.50
September	528.22	572.94	667.8	725.59	805.45	666.37
October	546.51	583.79	646.61	766.84	828.02
November	556.91	633.77	677.29	786.12	767.77
December	360.52	651.57	673.22	787.66	766.03

Historical Graph

The following graph illustrates the historical performance of the Russell 2000® Index based on the daily closing values from January 2, 2003 through October 3, 2008. Past values of the Russell 2000® Index are not indicative of future Russell 2000® Index values.

On October 3, 2008, the closing value of the Russell 2000® Index was 619.40.

License Agreement

Russell and Citigroup Global Markets Inc., Citigroup Funding’s affiliate, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial instruments, including the Notes.

The license agreement between Russell and Citigroup Global Markets Inc. provides that the following language must be stated in this Pricing Supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Russell’s only relationship to Citigroup Global Markets Inc. is the licensing of certain trademarks, trade names and service marks of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Citigroup Global Markets Inc. or the Notes. Russell has no obligation to take the needs of Citigroup Global Markets Inc. or the holders of the Notes into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP GLOBAL MARKETS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP GLOBAL MARKETS INC.”

DESCRIPTION OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND

General

iShares, Inc. and the iShares® MSCI Emerging Markets Index Fund

According to publicly available documents, the iShares® MSCI Emerging Markets Index Fund (the “Fund”) is one of numerous separate investment portfolios called “funds,” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended February 29, 2008; its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended May 31, 2008 and other information with the SEC. iShares, Inc.’s reports and other information are available to the public on the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed as an equity benchmark for international stock performance. It is designed to measure equity market performance in the global emerging markets. As of June 30, 2008, the fund’s holdings by country, with such country holding expressed as a percentage of total Fund holdings in parentheses, were: Brazil (16.40%), China (11.99%), South Korea (11.95%), the Russian Federation (10.62%), Taiwan (9.94%), South Africa (7.45%), Mexico (5.56%), India (5.26%), Israel (3.71%), Chile (2.36%), the Czech Republic (2.32%), Thailand (1.95%), Hong Kong (1.88%), Indonesia (1.81%), Hungary (1.45%), Argentina (0.98%), the Philippines (0.87%), Turkey (0.81%), Egypt (0.81%), Malaysia (0.56%), Peru (0.51%), the United States (0.34%) and Colombia (0.10%). As of June 30, 2008, the fund’s five largest holdings were OAO Gazprom (REG S ADR), Samsung Electronics (GDR REG S 144A), Petroleo Brasileiro S.A. (ADR), Taiwan Semiconductor (SP ADR) and Posco (ADR).

The Fund uses a “Representative Sampling” strategy to try to track the MSCI Emerging Markets Index, which means it invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the underlying index, the Fund may invest up to 10% of its assets in shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

The Fund’s top portfolio holdings can be found on the iShares® website, available at www.ishares.com. Funds like the iShares® MSCI Emerging Markets Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the Fund’s top holdings may be requested by calling 1-800-iShares or by visiting the iShares® website.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the Fund or the offering of the Notes. No representation is made that the publicly available information about iShares, Inc. or the Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

DESCRIPTION OF THE MSCI EMERGING MARKETS INDEX

General

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets. It was launched on April 7, 2003 at an initial price of $33.33. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of April 30, 2008 were as follows: Financials (19.18%), Energy (18.40%), Materials (16.41%), Information Technology (14.13%) and Telecommunication Services (12.75%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI Barra on its website.

The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

(i)	define the equity universe of listed securities within the emerging market countries;

(ii)	adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify the universe of securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI Barra considers the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI Barra will derive a “Foreign Inclusion Factor” for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then “float-adjust” the weight of each constituent company in the MSCI Emerging Markets Index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the Notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

Updates in the number of shares are generally small changes in a security’s shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

Historical Data on the MSCI iShares Emerging Markets Index Fund

The following table sets forth the value of the MSCI iShares Emerging Markets Index Fund at the end of each month in the period from January 2003 through September 2008. These historical data on the MSCI iShares Emerging Markets Index Fund are not indicative of the future performance of the MSCI iShares Emerging Markets Index Fund or what the value of the Notes may be. Any historical upward or downward trend in the value of the MSCI iShares Emerging Markets Index Fund during any period set forth below is not an indication that the MSCI iShares Emerging Markets Index Fund is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	12.7856	18.4189	22.3222	33.5900	37.9333	45.6100
February	13.3222	19.4056	24.4878	32.3033	36.7667	46.5100
March	14.0778	19.4444	22.5389	33.0167	38.7500	44.7933
April	15.2156	17.7000	22.2611	35.1300	40.2200	48.8867
May	15.1678	17.8111	22.9733	31.3333	42.3100	50.3900
June	16.5378	18.0289	23.8333	31.2300	43.8200	45.1933
July	16.7667	17.3056	25.6967	32.0333	44.400	42.6500
August	18.1944	17.8111	26.0400	32.5033	44.6667	40.0500
September	12.7856	19.1556	28.3200	32.2867	49.7800	33.4900
October	13.3222	19.7222	26.5667	34.4600	55.6433
November	14.0778	21.6889	28.0633	36.6667	51.4333
December	15.2156	22.4078	29.4033	38.1033	50.1000

The following graph illustrates the historical performance of the Fund Shares based on the Closing Price thereof on each Trading Day, as reported on the American Stock Exchange from April 11, 2003 through February 15, 2007, the New York Stock Exchange from February 16, 2007 through December 6, 2007, and NYSE Arca from December 6, 2007 through October 3, 2008. Past movements of the Fund Shares are not indicative of future Fund Share prices.

On October 3, 2008, the Closing Price of the Fund Shares was $30.65.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to initial holders of the Notes who will hold the Notes as capital assets. All references to “holders” are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, each holder agrees with Citigroup Funding to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward contract subject to a floor, on the value of the Underlying Basket on the Valuation Date, pursuant to which forward contract, at maturity each holder will receive the cash value of the Underlying Basket subject to certain adjustments, and under the terms of which contract (a) at the time of issuance of the Note the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the Note, and (b) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s obligation under the forward contract, and Citigroup Funding will deliver to the holder the cash value of the Underlying Basket pursuant to the terms of the Note. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder.

United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”), under the characterization of the Notes agreed to above.

Under the above characterization of the Notes, at maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or upon the sale or other taxable disposition and the U.S. Holder’s tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. A holder’s tax basis in the Notes generally will equal the holder’s cost for such Notes.

Potential Application of Constructive Ownership Rules. In addition, although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that a portion of your investment in the Notes, specifically the portion of your investment relating to the iShares MSCI Emerging Markets Index Fund, is likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Section 1260 is intended to address situations in which investors take “constructive ownership” positions (through forward contracts or certain other derivatives) in certain types of underlying investments (including the iShares MSCI Emerging Markets Index Fund) and receive, in the form of gains on the disposition of the “constructive ownership” transaction, income that is attributable to current ordinary income generated by the underlying investments. In order to prevent taxpayers from using “constructive ownership” transactions to convert such current ordinary income into long-term capital gains, Section 1260 provides that if an investor in a “constructive ownership” transaction realizes gain from the transaction in excess of the net long-term capital gain the investor would have realized had it held the underlying investment directly, then such excess gain will be treated as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income will be subject to an interest charge. It is currently unclear whether, or in what manner, Section 1260 would apply to recharacterize some or all of the gains, if any, realized in respect of the Notes. On one hand, because the Notes, by their terms, do not provide returns referenced to ordinary current income generated by the iShares MSCI Emerging Markets Index Fund, there is an argument that the Notes do not present the situation that Section 1260 is intended to address. However, because an investor in a Note could, because of the Note’s leveraged upside returns, realize gains on the Note that are attributable to gains in respect of the iShares MSCI Emerging Markets Fund but that are also in excess of the net long-term capital gain the investor would have realized from a direct investment in the iShares MSCI Emerging Markets Index Fund, the IRS could take the view that such excess return — or a portion of that excess return — is properly recharacterized as ordinary income under Section 1260 and that the deemed underpayment of tax with respect to the deferral of such ordinary income should be subjected to an interest charge.

Finally, although the matter is not entirely free from doubt, we believe that any potential application of Section 1260 to the Notes likely would be limited only to that portion of gains that is attributable to the iShares MSCI Emerging Markets Fund, because we believe that applying Section 1260 in such a manner is most consistent with the statute’s intended purpose. It is possible, however, that, based on a literal reading of the of the statute, the IRS could seek to apply Section 1260 to all gains realized in respect of the Notes, regardless of whether those gains are attributable to iShares MSCI Emerging Markets Fund, or to some other component of the Underlying Basket.

Accordingly, you are urged to consult your tax advisor about the potential application of Section 1260 to the Notes.

Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

The IRS could seek to analyze the federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The Notes offer no assurance that a holder’s investment will be returned to the holder at maturity; instead, at maturity, the Notes provide economic returns that are generally indexed to the performance of the Underlying Basket. Further, a holder may receive at maturity economic returns that are substantially lower or higher than the holder’s investment. Accordingly, Citigroup Funding believes that it is reasonable to treat the Notes for U.S. federal income tax purposes, not as debt instruments, but as a cash-settled prepaid forward contract subject to a floor, pursuant to which forward contract at maturity each holder will receive the cash value of Underlying Basket subject to certain adjustments. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the Notes, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate of     % compounded semi-annually (“the comparable yield”), regardless of the U.S. Holder’s method of tax accounting, and (ii) gain or loss realized by a U.S. Holder at maturity or upon a sale or taxable disposition of a Note generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as capital gain or loss.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed above. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-United States Holders

A holder or beneficial owner of Notes that is not a U.S. Holder (a “Non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on any capital gain realized upon the maturity, sale or other disposition of the Notes by a Non-U.S. Holder, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, where a tax treaty applies, is attributable to a United States permanent establishment), or in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding or information reporting with respect to any gain on the Notes if the Non-U.S. Holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc., govern the sale and purchase of the Notes.

Citigroup Global Markets has agreed to purchase as principal from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, US$         principal amount of Notes (         Notes) at US$1,000 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at market prices prevailing at the time of sale or at prices otherwise negotiated and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of not more than US$30.00 per Note. Citigroup Global Markets may allow, and these dealers may re-allow, a concession of not more than US$30.00 per Note on sales to certain other dealers. Registered Representatives employed by Citigroup Global Markets will receive a fixed sales commission of US$30.00 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Funding Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Underlying the Basket or Derivative Instruments Related to the Index by Affiliates of Citigroup Funding Inc.” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Contact Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in

Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986,a s amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Equity Linked Securities

Based Upon a Basket of the MSCI EAFE Index, the Russell 2000 Index and the iShares MSCI Emerging

Markets Index Fund

Due             , 2013

($1,000 Principal Amount per Notes)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

, 2008

(Including Prospectus Supplement Dated

April 13, 2006 and Prospectus Dated

March 10, 2006)